Exhibit 99.2

Secretary’s Certificate

The undersigned, Cary L. Schaefer, Chief Financial Officer, Chief Compliance Officer and Corporate Secretary of Fidus Investment Corporation, a Maryland corporation (the “Company”), does hereby certify that:

1. This certificate is being delivered to the Securities and Exchange Commission (the “SEC”) in connection with the filing of the Company’s fidelity bond (the “Bond”) pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended, and the SEC is entitled to rely on this certificate for purposes of the filing.

2. The undersigned is the duly elected, qualified and acting Corporate Secretary of the Company, and has custody of the corporate records of the Company and is a proper officer to make this certification.

3. Attached hereto as Exhibit A is a copy of the resolutions approved by the Board of Directors of the Company, including a majority of the Board of the Directors who are not “interested persons” of the Company, approving the amount, type, form and coverage of the Bond.

4. Premiums have been paid for the period June 21, 2013 to June 21, 2014.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 1st day of July, 2013.

/s/ Cary L. Schaefer
Cary L. Schaefer
Chief Financial Officer, Chief Compliance Officer and Corporate Secretary

Excerpt from the minutes of the

meeting of the Board of Directors

of Fidus Investment Corporation and

Fidus Mezzanine Capital, L.P.

held on June 5, 2013

Exhibit A

FIDELITY BONDING - COMPANY

WHEREAS, the Board has reviewed the renewal of the joint fidelity bond of Fidus Investment Corporation and Fidus Mezzanine Capital, L.P. (the “Company”), issued by Axis Insurance Company (the “Fidelity Bond”); and

WHEREAS, the Board has considered, among other things: (i) the required amount of fidelity bond coverage for a joint insured bond under the Investment Company Act of 1940 (the “1940 Act”); (ii) the form and amount of fidelity bond coverage in light of the securities and funds of the Company; (iii) the type and terms of the arrangements made for the custody of such securities and funds; (iv) the number of the insured parties; (v) the nature of securities and other investments to be held by the Company; (vi) the amount of premium for the Fidelity Bond allocable to Fidus Investment Corporation and Fidus Mezzanine Capital, L.P., in the amounts of $7,890 and $7,890, respectively, such premium allocable to Fidus Investment Corporation and Fidus Mezzanine Capital, L.P. having been paid for the period of June 21, 2013 through June 21, 2014; and (vii) the comparative amount that either of the joint insured companies would have had to pay if it had provided and maintained a single insured bond, such amount being $2,500,000.

NOW, THEREFORE, BE IT RESOLVED, that the members of the Board approving these resolutions, including all of the directors who are not interested persons under the 1940 Act, hereby acknowledge and agree that the Fidelity Bond is reasonable in form and amount;

FURTHER RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized to enter into the Fidelity Bond for the Company;

FURTHER RESOLVED, that any and all previous actions taken by the Company’s officers, principals or agents in connection with the Fidelity Bond be, and hereby are, approved and ratified as duly authorized actions of the Company;

FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to file the Fidelity Bond with the Securities and Exchange Commission (the “SEC”); and

FURTHER RESOLVED, that the Secretary of the Company be and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.